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                                                              EXHIBIT (a)(5)(E)



INTERGRAPH                                                        NEWS RELEASE


FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION:
                                                                  Larry Miles
                                                     Vice President - Finance
                                                                 256-730-2325


            INTERGRAPH ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

HUNTSVILLE, ALA., DECEMBER 3, 2003 - Intergraph Corporation <NASDAQ: INGR> announced today the preliminary results of its modified Dutch auction tender offer to purchase the company's common stock, which expired on December 2, 2003.

         Based on a preliminary count by the depositary for the tender offer, 23,837,387 shares of common stock were properly tendered and not withdrawn at a price of $26.00 per share. Intergraph expects to purchase 10,000,000 shares, resulting in a proration factor of approximately 41.9% of the shares tendered at the $26.00 purchase price.

         All "odd lot" shares properly tendered at the $26.00 purchase price will be purchased before any proration is done. Of the 23,837,387 shares tendered, approximately 10,718,171 shares were tendered through notice of guaranteed delivery. Because the number of shares tendered at the $26.00 purchase price exceeded the number of shares Intergraph expects to purchase, the number of shares accepted for payment by Intergraph (after Intergraph's purchase of all of the "odd lot" shares) will be prorated based on the total number of shares properly tendered by each shareholder in accordance with the terms of the tender offer at the $26.00 purchase price. The proration factor, the number of shares to be purchased and the price per share are preliminary, are based on a substantial portion of the shares tendered through notice of guaranteed delivery being validly tendered and are subject to verification by the depositary. The final proration factor will be announced promptly following completion of the verification process.

         Any questions with regard to the tender offer may be directed to Georgeson Shareholder Communications, Inc., the information agent, at 888-549-6633. The dealer manager for the tender offer was Goldman, Sachs & Co.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the Company's ability to consummate the Dutch auction tender offer, the Company's Business Outlook, projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on Intergraph and its vertical business segments; expectations

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regarding Intergraph's various ongoing litigation proceedings; expectations regarding future results and cash flows; information regarding the development, timing of introduction, and performance of new products; and any statements of the plans, strategies, and objectives of management for future operations. The forward-looking statements are subject to known or unknown risks and uncertainties (some of which are beyond Intergraph's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our ongoing efforts to protect our intellectual property, including, but not limited to, an overturn on appeal of the ruling in favor of us in our patent infringement action against Intel Corporation, an adverse ruling in our patent infringement action against various original equipment manufacturers ("OEMs"), including Dell Computer Corporation(TM), Gateway Inc.(TM) and Hewlett-Packard Co.(TM), and other ongoing and potential litigation and patent enforcement efforts, including uncertainties associated with potential patent infringement claims against non-domestic OEMs, material changes with respect to our business, litigation prospects or the securities markets (including the market for Intergraph common stock), worldwide political and economic conditions and changes, the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to enforce and protect Intergraph's intellectual property rights, the ability to access the technology necessary to compete in the markets served, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our press releases or in our annual, quarterly or other filings with the Securities and Exchange Commission.

INTERGRAPH BACKGROUND INFORMATION

         Intergraph Corporation (NASDAQ: INGR) is a worldwide provider of end-to-end technical solutions and systems integration. Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including public safety; process, power and offshore; and mapping/GIS, utilities, communications and earth imaging. In addition, Intergraph's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks. Intergraph is headquartered in Huntsville, Ala., with offices worldwide. More information can be found at www.intergraph.com.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation. Other brands and product names are trademarks of their respective owners.